Exhibit 10.2

Plains Marketing, L.P.

10 Desta Drive, Suite 200E | Midland, Texas 79705 | Phone: (432) 683-9622 | Fax: (432) 683-0849

Crude Oil Purchase Contract

CONTRACT NO. 5977-1005	April 27, 2017

This “Contract” by and between Resolute Natural Resources Southwest LLC(“Resolute”), with an address of 1700 Lincoln Street, Suite 2800, Denver, CO 80203 and Plains Marketing, L.P., (“PMLP”), covering the sale and delivery by Resolute and the purchase and receipt by PMLP, and potential buy/sell between the parties, of the hereinafter specified crude oil is entered into in accordance with the following terms and conditions:

1. TERM:

The “Term” shall be a period of five (5) years from the first day of the month following the date of first delivery of crude oil from Caprock Permian LLC’s (“Caprock”) Caprock Mustang Gathering, Caprock Appaloosa Gathering, Caprock Palomino Gathering (all in Reeves County) through the Midland Station, Midland County on Plains Pipeline, L.P.’s (“PPLP”) Pinion pipeline (estimated to be on or about May 1, 2017) through May 1, 2022 and shall continue month-to-month thereafter.  During the month-to-month renewals, either party may terminate this Contract upon not less than thirty (30) days advance written notice to the other party, provided such termination shall be effective only on the last day of a calendar month.

2. QUALITY AND CRUDE TYPE:

Crude oil delivered by Resolute shall be West Texas Intermediate crude oil and shall meet all quality specifications including without limitation, gravity and reid vapor pressure, contained in Plains Pipeline, L.P.’s Joint Proportional Pipeline Tariff, and the applicable rules and regulations, in a form substantially similar to Exhibit “A” attached hereto, and any successor Tariff (collectively, the “Tariff”).  Commodities meeting the foregoing specifications shall be referenced herein as “Crude Oil”.  Notwithstanding the foregoing, in the event the Tariff implements crude oil stream segregations by grade or other specification (“Segregation”), Section 6 of the Contract shall immediately apply.

PMLP reserves the right to dispose of any contaminated crude oil or crude oil which fails to meet the requirements of the Tariff (collectively “Off-Spec Crude”) tendered by Resolute under this Contract.  Disposal thereof, if necessary, shall be made in accordance with all applicable laws, rules, regulations, and ordinances.  Any revenues collected or costs or other liabilities associated with the disposal of any contaminated crude oil shall be for the account of Resolute.  Resolute shall refund monies paid by PMLP to Resolute for Off-Spec Crude within 30 days of invoice.

3. QUANTITY:

An amount equal to all volumes of crude oil owned or controlled by Resolute which are produced and saved from the oil and gas leases located on the lands indicated on Exhibit “B” attached hereto and made a part hereof subject to a maximum of up to 55,000 barrels per day.  PMLP’s receipt and purchase of any volumes in excess of 55,000 barrels per day shall be mutually agreed to between PMLP and Resolute.  Resolute shall nominate volume from leases covering the lands indicated on Exhibit “B” by the 10th working day of the month prior to the actual month of delivery.

4. DELIVERY:	Shall be made as crude oil enters the LACT Unit(s) owned and operated by Caprock which connect to the Z285 Station of PPLP’s Pinion pipeline.
5. PRICE:

For the Crude Oil sold and delivered hereunder, PMLP agrees to pay a price per barrel which shall be calculated as follows:

a.  Determine arithmetic average of the daily settlement price for the “Light Sweet Crude Oil” prompt month contract reported by the New York Mercantile Exchange (NYMEX) from the first day of the delivery month through the last day of the delivery month, including weekends and U.S. holidays with the previous day’s settlement price applying to weekends and U.S holidays.

b.  To the number determined in the foregoing subparagraph a. add the arithmetic average of the daily settlement price for the crude contract reported by the NYMEX from the day the delivery month becomes the prompt trading month through the last day of trading for the delivery month, market open quotes only, less the average of the daily settlement price for the second month NYMEX crude contract trading over the same period, times a percentage calculated from the number of days starting with the first day of the delivery month and ending with the day preceding the first trade day after the NY MEX crude contract expiration date during the delivery month, divided by the number of days in the delivery month.

c.  To the number determined in subparagraphs a. and b. above, add the arithmetic average of the daily settlement price for the crude contract reported by the NYMEX from the day the delivery month becomes the prompt trading month through the last day of trading for the delivery month, market open quotes only, less the average of the daily settlement price for the third month NYMEX crude contract trading over the same period, times a percentage calculated from the number of days starting with the first trade day after the NYMEX crude contract expiration date during the delivery month and ending with the last day of the delivery month, divided by the number of days in the delivery month.

d.  To the number determined in the foregoing subparagraph c. add the weighted average differential for WTI/Midland for the month of delivery in ARGUS (Petroleum) “America’s Crude Oil Assessments” based on pricing assessed for the days the U.S. crude oil market is open (weekends and U.S. holidays excluded) during the period beginning with the 26th day of the month that is two (2) months prior to the month of delivery through and including the 25th day of the month that is immediately prior to the month of delivery, provided, however, that if the first day of the period falls on a day on which the U.S. crude oil market is closed, the period shall begin on the first trading day thereafter, and if the last day of the period falls on a day on which the U.S. crude oil market is closed, the period shall end on the last trading day prior thereto.  The number determined pursuant to subparagraphs a., b., c. and d. shall be the “Base Price” per barrel of crude oil.  (X1428)

e.  The number determined pursuant to subparagraphs a., b., c. & d. shall be multiplied by .998.

f.  From the price determined in e. above, subtract $1.75 (the “Applicable Deduct”) and  apply the applicable gravity adjustments in accordance with the Tariff.  The number resulting from this paragraph f. shall be the “Price Per Barrel of Crude Oil”.

6. PIPELINE SEGRE- GATION:

a.  If at any time the Tariff implements Segregation (or further segregates, if applicable) (a “Re-Opener event”), then PMLP may, based on market conditions, request an adjustment (up or down) to the Applicable Deduct and/or a change to the determinants of the Base Price (collectively, an “Adjustment”).  PMLP shall provide Resolute a notice (each such notice a “Re-Opener Notice”) setting forth the proposed Adjustment.  Resolute shall have ten (10) calendar days following the Re-Opener Notice to either accept the Adjustment, or negotiate a mutually agreeable revised Adjustment.  Any mutually agreeable Adjustment shall be approved in writing by both Parties.

I.   Adjustment Accepted.  In the event Resolute accepts PMLP’s proposed Adjustment, or the Parties agree in writing to a revised Adjustment, such Adjustment will be effective as of the first day of the calendar month following the implementation of Segregation.  The Adjustment will remain effective for the remainder of the Term unless a subsequent Re-Opener Event results in additional Adjustments.

II.  Buy/Sell with Multiple Delivery Options.  In the event that the Parties fail to reach an agreement regarding the Adjustment within ten (10) calendar days of the Re-Opener Notice (“Deadline”), on the first day of the calendar month following the Deadline this Contract shall convert to a buy/sell whereby Resolute shall purchase a similar quality and quantity of segregated stream crude oil from PMLP at either Plains Pipeline, L.P.’s facilities at Midland, Texas, Houston, Texas or Corpus Christi, Texas (each, a “Delivery Point”) as was sold and delivered to PMLP in accordance with Section 4, subject to PMLP’s operational and/or contractual limitations for each Delivery Point.  For purpose of this provision, “similar quality” shall mean commodities meeting all PPLP pipeline specification for the segregated stream that Resolute delivered under Section 4.  PMLP shall not be required to redeliver the same molecules of Crude Oil delivered to PMLP under Section 4 and may make deliveries from common stock.  The Parties agree that exchanges of product or commodities actually delivered hereunder shall be deemed a cash equivalent and shall be deemed to have value for all purposes.

(a)  Sale from Resolute to PMLP.  The purchase price for each barrel sold and delivered from Resolute to PMLP shall be determined according to the Delivery Point(s) nominated by Resolute:

i.  Houston, Texas or Corpus Christi, Texas – PMLP’s purchase price for volume sold and delivered by Resolute for delivery to Houston, Texas or Corpus Christi, Texas shall be a per barrel price equal to the Price Per Barrel of Crude Oil, minus the then current transportation rate(s) and any applicable fees and charges for pipelines (collectively, the ”Transportation Charge”), as set forth in the applicable Tariff then in effect for pipelines which PPLP either owns or has an interest, to move volume from Midland, Texas to Houston, Texas or Midland, Texas to Corpus Christi, Texas as nominated by Resolute.

ii.  Midland, Texas – PMLP’s purchase price for volume sold and delivered by Resolute for delivery to Midland, Texas shall be a per barrel price equal to the Price Per Barrel of Crude Oil.

(b)  Sale from PMLP to Resolute at Corpus Christi, Texas and Midland, Texas.  The purchase price for each barrel sold and delivered by PMLP to Resolute shall be a per barrel price equal to the Base Price.

(c)  Nominations by Resolute; Delivery by PMLP to Resolute.  Resolute shall nominate in writing to PMLP the Delivery Point(s) and respective volume to be delivered and sold to Resolute at each applicable Delivery Point for the applicable delivery month no later than forty-five (45) days prior to the start of the delivery month; provided, however, the aggregate volume to be delivered and sold to Resolute shall be the same volume as PMLP purchased and received under Section 4.  Title to, custody, control and risk of loss of the volume delivered by PMLP to Resolute shall pass from PMLP to Resolute at the Delivery Point.

7. COMMON STREAM BUY/SELL OPTION:

When Segregation has not been implemented, and upon not less than sixty (60) days prior written notice to PMLP, and subject to PMLP’s operation and/or contractual limitations, Resolute may elect to convert this Contract to a buy/sell Contract whereby Resolute shall purchase volume from PMLP at PPLP’s Basin Pipeline in Midland, Texas equivalent to the volume which Resolute has delivered and sold to PMLP pursuant to Section 4 herein (“Common Stream Buy/Sell Option”).  If Resolute elects to exercise the Common Stream Buy/Sell Option, the purchase price for each barrel sold from PMLP to Resolute shall be the Base Price.  If the Common Stream Buy/Sell Option has been exercised, upon not less than sixty (60) days prior written notice to PMLP and subject to PMLP’s operational and/or contractual limitations, Resolute may convert this Contract back to a purchase contract and the purchase price for each barrel purchased by PMLP shall be the Price Per Barrel of Crude Oil.  For avoidance of doubt, Resolute may exercise the Common Stream Buy/Sell Option and convert back to a purchase contract multiple times during the Term provided Segregation has not been implemented.  Notwithstanding the foregoing, and without regard to whether the Common Stream Buy/Sell Option has been exercised, if Segregation is implemented, Section 6 shall immediately apply and the Common Stream Buy/Sell Option shall terminate or if exercised, shall conclude.

8. PAYMENT:

Payment shall be made by wire transfer on or about the twentieth (20th) day of the month following the month of delivery.  In the event the payment due date falls on a Saturday or a bank holiday other than a Monday, payment shall be due on the last preceding business day.  Should the payment due date fall on a Sunday or a Monday bank holiday, payment shall be due on the following business day.

FERC INDEX ADJUSTMENTS:  The Applicable Deduct and Transportation Charge shall be escalated annually on July 1st of each year during the Term (commencing July 1st, 2017) in accordance with the indexing methodology set forth in the Federal Energy Regulatory Commission (“FERC”) regulations contained in 18 C.F.R §342.3, as such regulations may be amended from time to time (the “FERC Indexing Methodology”).  The Applicable Deduct and Transportation Charge shall not be reduced by any negative charge determined pursuant to the FERC Indexing Methodology.

PMLP’s General Provisions dated April 01, 2013 attached hereto as Exhibit C are incorporated herein by reference and made a part hereof.  To the extent of any conflict between the provisions herein and the General Provisions, the provisions herein shall govern.

If Division Orders have been issued to RESOLUTE by PMLP and executed by RESOLUTE covering the wells on Exhibit “B”, the Division Orders are incorporated herein and made a part hereof.  The provisions of this Agreement, including but not limited to those relating to term, rights of termination, price and otherwise, shall be applicable and govern, notwithstanding any provision in the Division Orders to the contrary.

This fax/email evidences our understanding of the entire agreement and shall constitute the formal contract.

Please acknowledge by return fax/email your acceptance of and agreement to the terms stated herein.  If no response from the counterparty is received within five (5) business days, the contract is considered binding.  These terms and conditions will be deemed accepted if Resolute begins performance of its obligations hereunder.

The parties agree that faxed/emailed documents shall be deemed to be admissible as primary evidence in a court of law as original or as counterparts of the original documents, either of which is to be retained and available for inspection.

All invoices and notice given pursuant to this agreement shall be in writing, telex or faxed/emailed and shall be deemed delivered when received by the other party at the address specified below:

Notices and all other correspondence to PMLP shall be mailed or faxed/emailed as follows:

Plains Marketing, L.P.
10 Desta Drive, Suite 200E
Midland Texas 79705
Phone: (432) 683-9622
Fax/email: (432) 683-0849

Invoices shall be mailed or faxed/emailed to PMLP as follows:

Plains Marketing, L.P.
333 Clay Street Suite 1600
Houston, Texas 77002
Phone: (713) 464-4100
Fax/email: (713) 646-4114

Notices and all other correspondence to RESOLUTE shall be mailed or faxed/emailed as follows:

Resolute Natural Resources Southwest, LLC
1700 Lincoln St., Suite 2800
Denver, CO 80203
Phone: (303) 573-4886
Fax/email: pflynn@resoluteenergy.com

BUYER	SELLER

Plains Marketing, L.P.	Resolute Natural Resources Southwest, LLC
By Plains GP LLC
Its General Partner

Agreed to and accepted this 27th day of April, 2017	Agreed to and accepted this 27th day of April, 2017

By:	/s/ Willie C. Chang	By:	/s/ Richard F. Betz
Name:	Willie C. Chang	Name:	Richard F. Betz
Title:	Executive Vice President & Chief	Title:	CEO
Operating Officer (U.S.)

Exhibit A Tariff

Exhibit B – Leases

Resolute and PMLP agree that Exhibit B shall be amended from time to time to include leases connected to Z285 station subsequent to the execution of this Contract.

Exhibit C - PMLP’s General Provisions dated April 01, 2013